LookSmart, Ltd. Executive Team Incentive Plan

Plan Year 2008

  INTRODUCTION
    Plan Objectives
      Motivate and recognize performance by the company as a whole, with each individual working to maximize Company performance
      Encourage cross-company collaboration and motivate behaviors that improve the company's annual financial performance
      Keep our total compensation package market competitive, and enhance LookSmart's ability to attract, motivate and retain top talent

        Effective Period

    The Executive Team Incentive Plan is effective for the fiscal year 2008 beginning January 1, 2008, through December 31, 2008.

      PLAN PROVISIONS
        Eligibility

      This Plan is for executive officers of LookSmart, Ltd. (the "Company") and does not include any subsidiary or other affiliated company of LookSmart, Ltd. This Plan is for 2008 only and the Plan may or may not be continued in subsequent years. A participant must achieve a performance rating of 3 (Average) or better in their most recent performance review in order to be eligible to participate, or continue to participate, in the Plan.

      2) Target Incentives

      Your target incentive (at 100% attainment) is stated in your 2008 merit increase/offer letter. For target incentives that are a percentage of base salary, if your base salary changes during 2007, the target incentive will be applied against the base salary in effect during each part of 2007.

      A target incentive does not constitute a promise of attainment, earning or payment. Your actual payment may vary from your target incentive depending on Company financial performance as described in this Plan.

      Target incentives may be reviewed and revised at the discretion of the Board of Directors or its Compensation Committee.

      3) Executive Team Incentive Plan -Determination

      Assuming any applicable minimum thresholds are met, participants will be eligible to receive a payment under the Plan based on the criteria set forth in Attachment 1.

      4) Company Acquisitions/Other Extraordinary Items

      In the event LookSmart acquires one or more companies in 2008, the then-existing Plan performance criteria shall not apply to the remainder of the year after the closing of such acquisition(s), and shall be reviewed and revised by the Board of Directors or its Compensation Committee. Other extraordinary Company events may or may not affect the then-existing Plan performance criteria in the discretion of the Board of Directors or its Compensation Committee.

      ADMINISTRATION

    1) Form and Timing of Payment

    Awards made under the Plan are not earned until paid. Payment will not occur until after financial results for each quarter of 2008 are calculated and filed with the SEC according to generally accepted accounting principles - but no later than two months after the end of each quarter. If you resign unilaterally or are terminated for cause prior to any bonus payout date, you do not earn the associated bonus.

    The bonus will be payable in cash, subject to appropriate taxes and pursuant to normal payroll procedures. Payouts are considered income at the time they are received. No loans may be made under the Plan.

    2) Hires or Promotions into the Plan

    If an employee is hired into a job that qualifies for the Executive Team Incentive Plan on or before November 15, 2008, the employee will be included in the Plan and the target incentive amount will be prorated based on the date of hire. (Example: If hire or promotion date is July 1, 2008, employee would be eligible for 50% of target bonus.)

    If an employee is hired or promoted into the Plan after November 15, 2008, the employee will not be permitted to participate in the Executive Team Incentive Plan for 2008.

    3) Transfers out of Plan/Transfers between Plans

    When an employee transfers during 2008 from an Executive Team Incentive Plan-eligible position to one that is not eligible, the employee may receive the Plan award based on a prorated ETIP target incentive. (Example: If transfer out of eligible position occurs on June 30, 2008, employee is eligible for 50% of target bonus.)

    When an employee transfers during 2008 from one Incentive Plan eligible position to another, the plan remains the same. The following guidelines currently apply:

      If the employee has a different incentive target upon transfer, his/her annual target incentive amount will be calculated based on a proration of the two target percentages based on the transfer date

      Leaves of Absence and Part-Timers

    Target incentives will be prorated for participants who have been on an approved leave of absence of any length during the Plan year (inactive status), and for participants who are on a reduced work schedule.

    5) Disputes and Binding Arbitration

    If you believe that you have not received a payment to which you believe you are entitled, or believe that the Plan is not being operated properly, you must file a formal claim within 6 months of the date on which you first knew (or should have known) of the facts on which the claim is based. You must present such a claim to the CEO and the General Counsel in writing. The CEO or his/her designee(s) shall consider the claim and issue its determination in writing. If your claim is granted, you will be provided with the benefits or relief you seek. If your claim is wholly or partially denied, the CEO or his/her designee(s) shall provide you with written notice setting forth the reason or reasons for the denial. If the CEO or his/her designee(s) fails to respond to your claim in a timely manner, you may treat the claim as having been denied. Any claims that you do not pursue through this procedure shall be treated as having been irrevocably waived.

    LookSmart hopes that any disputes involving the ETIP can be resolved through the process described above. However, in the event that such a resolution is not possible, you and the Company agree that all such disputes regarding this Plan shall be settled by binding arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the "Rules") and pursuant to California law. A copy of the Rules is available for your review. The Company will pay for any administrative or hearing fees charged by the arbitrator or the arbitrating body except that except that the Participant shall pay the first $125.00 of any filing fees associated with any arbitration initiated by the Participant.

    Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and the Participant involving the Plan. Accordingly, except as provided for by the Rules, neither the Company nor the Participant will be permitted to pursue court action regarding claims that are subject to arbitration under this Plan. The Participant is not prohibited from pursuing an administrative claim with a local, state or federal administrative body.

    6) Employment at Will

    Neither this Plan nor any information communicated to you regarding the ETIP alters the "at will" employment relationship between LookSmart and its employees. This means that your employment with the Company is for no specified period, and just as you are free to resign at anytime for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

    This Plan sets forth all the rules applicable to LookSmart's Executive Team Incentive Plan. These rules may only be modified in a writing signed by the CEO with the approval of the Compensation Committee/Board of Directors.

    I have read and understand the Plan:

    Print Name: ____________________________________

    Signature: _____________________________________